UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
June 21, 2007 (June 18, 2007)
AMERICAN HOMEPATIENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-19532	62-1474680

(State or other jurisdiction of incorporation)	(Commission File Number)	(Employer Identification Number)
5200 Maryland Way, Suite 400, Brentwood ,TN 37027-5018
(Address of principal executive offices)
(615) 221-8884
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On June 18, 2007, American HomePatient, Inc. (the “Company”), hired James P. Reichmann as Senior Vice President, Sales & Marketing under the terms of an Offer Letter dated June 12, 2007 and accepted by Mr. Reichmann on June 18, 2007 (the “Offer Letter”). The Offer Letter is attached hereto as Exhibit 10.1 and incorporated into this Item 5.02 by reference. Under the terms of the Offer Letter, Mr. Reichmann will receive a base salary of $200,000 per year and will be eligible to receive annual incentive compensation of up to 40% of his salary. Mr. Reichmann was also granted an option to purchase 35,000 shares of the Company’s common stock at an exercise price of $2.40 per share. Twenty-five percent of the options will vest immediately following their grant, and an additional twenty-five percent of the options will vest on each of the first through the third anniversaries of the grant date.
     Under the terms of a Confidentiality, Non-Competition and Severance Pay Agreement dated June 18, 2007, which is attached hereto as Exhibit 10.2 and incorporated into this Item 5.02 by reference, Mr. Reichmann is entitled to receive a severance payment to equal to 150% of his then current base salary in the event that Mr. Reichmann is terminated or resigns under certain circumstances in the 12 months following a change in control of the Company. If Mr. Reichmann is terminated without cause at a time when the Company has not experienced a change in control during the past 12 months, he is entitled to receive a severance payment equal to his then current base salary plus a prorated bonus.
     Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits

Number	Exhibit

10.1	Offer Letter accepted by James P. Reichmann on June 18, 2007.

10.2	Confidentiality, Non-Competition and Severance Pay Agreement dated June 18, 2007 with James P. Reichmann.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN HOMEPATIENT, INC.
By:	/s/ Stephen L. Clanton
Stephen L. Clanton
Executive Vice President and Chief Financial Officer

Date: June 21, 2007